Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sunstone Hotel Investors, Inc. for the registration of its common stock, preferred stock, and depositary shares and to the incorporation by reference therein of our report dated February 23, 2010 (except for the Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Cash Flows, Notes 1, 2, 3, 4, 8, 9, the deletion of prior Note 14, Segment Reporting, and renumbered Notes 14, 15, 16, 17 and Schedule III: Real Estate and Accumulated Depreciation, as to which date is January 14, 2011), with respect to the consolidated financial statements and schedules of Sunstone Hotel Investors, Inc. included in its Annual Report on Form 10-K filed on February 23, 2010 with the Securities and Exchange Commission as revised by the filing of its Current Report on Form 8-K on January 14, 2011; and our report dated February 23, 2010 with respect to the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2009, each filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California

January 14, 2011